EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126768) pertaining to the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust, of our report dated June 29, 2015, on our audit of the financial statements and supplemental schedule (modified cash basis) of LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust as of and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K.
/s/ BKD, LLP
St. Louis, Missouri
June 29, 2015